Blazzard, Grodd & Hasenauer, P.C.
943 Post Road East
Westport, CT 06880
(203) 226-7866


April 30, 2001


Board of Directors
First MetLife Investors Insurance Company
120 Broadway
New York, NY 10271

Re:  Opinion of Counsel - First MetLife Investors Variable Annuity Account One
     ------------------------------------------------------------------------

Gentlemen:

You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission of a Post-Effective Amendment to a Registration Statement on Form N-4 for the Fixed and Variable Annuity Contracts (the "Contracts") to be issued by First MetLife Investors Insurance Company and its separate account, First MetLife Investors Variable Annuity Account One.

We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

We are of the following opinions:

1. First MetLife Investors Variable Annuity Account One is a Unit Investment Trust as that term is defined in Section 4(2) of the Investment Company Act of 1940 (the "Act"), and is currently registered with the Securities and Exchange Commission, pursuant to Section 8(a) of the Act.

2. Upon the acceptance of purchase payments made by an Owner pursuant to a Contract issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such an Owner will have a legally-issued, fully paid, non-assessable contractual interest under such Contract.

You may use this opinion letter, or a copy thereof, as an exhibit to the Registration Statement.

We consent to the reference to our Firm under the caption "Legal Opinions" contained in the Statement of Additional Information which forms a part of the Registration Statement.

Sincerely,

BLAZZARD, GRODD & HASENAUER, P.C.



By: /s/RAYMOND A. O'HARA III
    -----------------------------
       Raymond A. O'Hara III